JOE RICHICHI
                                   8411 HARDY
                                 LASALLE, QUEBEC
                                     H8N 2P3



February 14, 2000



Tirex Canada R & D Inc.
3828 St. Patrick Street
Montreal, Quebec
H4E 1A4

Attn:    John L. Threshie Jr.
         President/CEO

Further to our discussion, please accept this as my consultation agreement with Tirex over the past year of 1999. Moreover, I would like to receive stock for services rendered. As discussed, the stock I will receive will be unrestricted stock than can be sold at any time. The average price of the stock over my service period was averaging $ 0.10 per share.

Services rendered:

Consultation on your communication equipment (modems / FL lines) Consultation on financing Set-up of equipment Service calls for training Follow-ups and adjustments

Amount due for services provided in the year 1999 is CDN $ 7,500.00

Sincerely yours,


/s/ JOE RICHICHI                             /s/ JOHN L. THRESHIE JR.
----------------                             ------------------------
    Joe Richichi                                 John L. Threshie, Jr.
                                                 President/CEO